Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-02567, 333-44119, 333-86616, 333-141470 and 333-146393) and in the related prospectuses of Cover-All Technologies Inc. and subsidiary of our report dated March 28, 2008, with respect to the 2007, 2006 and 2005 consolidated financial statements and schedule of Cover-All Technologies Inc. and subsidiary included in its Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Moore Stephens, P.C.
MOORE STEPHENS, P. C.
Certified Public Accountants
New York, New York
March 28, 2008